Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

SENMIAO TECHNOLOGY LIMITED

We consent to the inclusion in the forgoing Registration Statement of SENMIAO TECHNOLOGY LIMITED (the “Company”) on Form S-1 of our report dated September 28, 2017, relating to our audit of the consolidated balance sheets as of March 31, 2017 and 2016, and the consolidated statements of operations and comprehensive loss, changes in shareholders' equity, and cash flows for the years ended March 31, 2016 and 2017.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLP

Richmond, British Columbia
October 30, 2017